EXHIBIT 5.1

                                  June 8, 2005


WIEN GROUP, INC.
525 Washington Boulevard
Jersey City, New Jersey 07310

     Re: WIEN GROUP, INC. ("REGISTRANT"), REGISTRATION ON FORM S-8

Gentlemen:

         My opinion has been requested in connection with the registration of One Hundred Thousand (100,000) shares of common stock of the Company (the
"Shares") which are issuable by the Registrant pursuant to the 2005 Employees-Consultants Stock Compensation Plan (the "Plan"). The Shares are being registered in the registration statement on Form S-8 to which this opinion is appended as an exhibit (the "Registration Statement").

         I have examined such corporate records and other documents and made such examination of law as we have deemed relevant. Based on and subject to the above, it is my opinion that the Shares, when issued pursuant to terms of the Plan, will be duly authorized, legally issued, fully paid and non- assessable.

         I am a member of the Bar of the State of California and do not express any opinion herein concerning any law other than the law of the State of California, the corporation's law of the State of New York and the federal law of the United States.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Interests of Named Experts and Counsel" in the Registration Statement.


Very truly yours,

 /s/ L. Stephen Albright
-----------------------------
L. Stephen Albright